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                                                                    EXHIBIT 12.1



                   ALASKA COMMUNICATION SYSTEMS HOLDINGS, INC.

                       STATEMENT RE: COMPUTATION OF RATIOS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999
                            (UNAUDITED, IN THOUSANDS)

                                                                     2000           1999
                                                                   --------       --------
Earnings:
Ratio of Earnings to Fixed Charges:

  Income from continuing operations                                $(25,653)      $(20,701)
  Add:
    Equity in loss of minority investments                              303            198
    Income taxes                                                       (197)          (301)
    Fixed charges                                                    62,530         37,624
                                                                   --------       --------

    Earnings                                                       $ 36,983       $ 16,820
                                                                   ========       ========

Fixed Charges:
    Interest and debt expense per statements of income
     (including allocation of funds used during construction)      $ 62,109       $ 37,517
    Estimate of interest within rental expense                          421            107
                                                                   --------       --------

    Fixed charges                                                  $ 62,530       $ 37,624
                                                                   ========       ========

Ratio of Earnings to fixed charges                                     0.59           0.45
                                                                   ========       ========

        The amount of the deficiency for years 2000 and 1999 is $25,547 and $20,804, respectively. The deficiency represents the amount needed to achieve a ratio of 1:1. The Company did not have registered debt or any operations prior to 1999.



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